EXHIBIT 99.1

JACK PERKOWSKI, A WORLD RENOWNED BUSINESS ENTREPRENEUR, HAS JOINED
THE BOARD OF DIRECTORS OF COATES INTERNATIONAL, LTD.

Wall Township, NJ – (Marketwired – February 17, 2015) Coates International, Ltd. (OTC: COTE) (the “Company”). The management of the Company is honored to have Mr. Jack Perkowski join our board of directors and serve as the new Chairperson of our Audit Committee. Mr. Perkowski is a distinguished international businessman who is widely recognized as an expert on doing business in China. Jack graduated Cum Laude from Yale University and with High Distinction from Harvard Business School where he was named a Baker Scholar. He spent eighteen years on Wall Street, rising to head of investment banking at PaineWebber. Jack demonstrated his visionary leadership by devoting three years investigating opportunities in Asia and China, well before others would learn to appreciate the significant role that China would come to play in the global economy. This led to the founding of ASIMCO Technologies, a major industrial enterprise, which he built and managed for fifteen years.

Under Jack’s leadership, ASIMCO gained a reputation for developing local management and integrating a broad based China operation into the global economy. ASIMCO grew into one of the largest automotive components manufacturers in China with 12,000 employees at 17 plants in 8 provinces. ASIMCO was twice named one of the “Ten Best Employers in China” in surveys conducted by Hewitt Associates and leading news organizations in Asia. In 2008, Jack was designated by China Auto News, as one of “30 Outstanding Entrepreneurs in China’s Auto Components Industry over the 30 Years of Economic Reform,” the only foreigner to receive this distinction.

He authored “Managing the Dragon: How I’m Building a Billion Dollar Business in China”, and provides timely insights into ongoing developments in the country on www.managingthedragon.com. His articles on China, its economy and developing a business in the country have been published in the Wall Street Journal, the Far Eastern Economic Review, the Huffington Post, AmCham’s China Brief and BusinessForum China. Jack is a frequent speaker to university and business school groups, corporate and industry conferences and leading professional organizations such as the Council on Foreign Relations, the Asia Society and the YPO, and has been interviewed on CNN, CNBC, Fox, BBC, NPR, and CCTV. Jack’s unique journey to China has been featured in many articles on the subject.

Jack serves on the Board of Directors of Credit First Financial Leasing Co., Inc., China’s first independent auto leasing company, and OC3 Entertainment, the leading provider of facial animation software in the world. Previously, Jack served on the Board of Directors and as the head of the Special Committee of NASDAQ listed Fushi Copperweld, Inc., the world’s leading bimetallic company, which went private in 2013. Jack is also a member of the China Advisory Council of Magna International, Inc., one of the largest suppliers to the auto industry, and a member of JP Morgan’s “China Expert Series.” Jack has also been named a Distinguished Speaker at the University of Virginia’s Darden School of Business.

In April 2009, Jack founded JFP Holdings, a merchant banking firm focused on China, where he now serves as Managing Partner. JFP Holdings is headquartered in Beijing, has representatives in the United States, Japan and the United Kingdom, and was established to help Western companies bring their products, technology and know-how to China and assist Chinese companies with global expansion.

The JFP Holdings team includes management and investment professionals with deep experience in China and significant investment banking experience. JFP Holdings is uniquely positioned to assist Western companies develop their strategies for the China market and to help them implement and fund their China strategies. With its knowledge of both China and the world’s developed markets, JFP Holdings provides Chinese companies with value added advice on their overseas expansion plans.

Jack and his wife, Carleen, have lived in Beijing since 1994.

George J. Coates, President and CEO, stated, “I am delighted that Jack Perkowski has become a director and that we are already working with him in developing our global business plan for Coates that will draw from his vast background and expertise, starting with our Chinese and US operations. Bringing Jack on board, adds a substantial new dynamic to the governance of Coates International, which I anticipate will synergistically complement my own background and experience in scientific research and development. I have no doubt that Jack will quickly prove to be a highly valued member of the leadership team, by making contributions in formulating goals and objectives for our path towards success.”

Other Changes to the Composition of the Board:

Dr. Richard W. Evans, director and corporate secretary has voluntarily decided to retire from these positions with the Company after more than 20 years of service. In addition, Dr. Michael J. Suchar, director has tendered his resignation from the Board after almost 20 years of service. The Company wishes to express its gratitude for their many years of distinguished service and contributions over the years. Both Dr. Evans and Dr. Suchar have offered to make themselves available to consult with the Company from time to time.

There can be no assurance that the Company will be successful in any of its endeavors.

Safe Harbor Statement:

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Please see our filings with the Securities and Exchange Commission. Our public filings with the SEC may be viewed and printed on the website maintained by the SEC at http://www.sec.gov.

Contact Information:

Coates International, Ltd.

Phone: 732-449-7717

Fax: 732-449-0764

www.coatesengine.com

www.mostadvancedengine.com